EXHIBIT 11


PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Primary (a) (in millions except per share amounts, unaudited)


                                                12 Weeks Ended
                                               3/23/96   3/25/95


Shares outstanding at beginning
 of period                                       1,576     1,580

Weighted average of shares issued
  during the period for exercise of
  stock options, conversion of
  debentures and payment of compensation
  awards                                             4         2

Shares repurchased (weighted)                       (5)       (5)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and
  payment of compensation awards,
  net of shares assumed to have been
  purchased for treasury (at the
  average price) with assumed proceeds
  from exercise of stock options and
  compensation awards                               44        22

Total shares - primary                           1,619     1,599

Net income                                      $  394    $  321

Net income per share - primary                  $ 0.24    $ 0.20


(a) Adjusted to reflect a two-for-one stock split described in Note 2 to Condensed Consolidated Financial Statements.














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PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Fully Diluted (a) (in millions except per share amounts, unaudited)



                                                12 Weeks Ended
                                               3/23/96   3/25/95


Shares outstanding at beginning
  of period                                      1,576     1,580

Shares issued during the period for
  exercise of stock options, conversion
  of debentures and payment of
  compensation awards                                9         4

Shares repurchased (weighted)                       (5)       (5)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of
  shares assumed to have been
  purchased for treasury (at the
  higher of average or quarter-end
  price) with assumed proceeds from
  exercise of stock options and
  compensation awards                               44        26

Total shares - fully diluted                     1,624     1,605

Net income                                      $  394    $  321

Net income per share - fully diluted            $ 0.24    $ 0.20


(a) Adjusted to reflect a two-for-one stock split described in Note 2 to Condensed Consolidated Financial Statements.

















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